Exhibit 99.2

Turtle Beach Updates Full Year Sales Outlook

Company Presenting at ICR XChange and Needham Conferences

SAN DIEGO, CA, January 12, 2015 – Turtle Beach Corporation (NASDAQ: HEAR) today announced that, in spite of challenging overall market conditions, it expects net sales for the fiscal year ended December 31, 2014 to be within its previously issued guidance range of $185 to $195 million, albeit at the low end of this range.

“While industry conditions proved to be more challenging in 2014 than we initially expected, based on our revised estimates we were able to grow our business year-over-year and accomplish our key strategic and product objectives,” commented Juergen Stark, chief executive officer of Turtle Beach. “Our fourth quarter performance reflects strong consumer response to our new products including the newly-launched Stealth 500X and XO ONE which were both the top selling headsets in their price categories in November*. We also experienced strong growth in several international markets including the U.K., Germany and France and established a good initial foothold in China consistent with our business objectives.”

Mr. Stark continued, “The performance of our next generation console gaming headsets was partially offset by softer than expected sales of old generation headsets as the active user bases for Xbox 360 and Playstation 3 continue to decline at a faster pace than initially projected. Significant discounting by several competitors also created additional headwinds for our top-line. We chose not to compete on price in an effort to protect our brand value and margins. In addition, West Coast port issues steadily worsened as the fourth quarter progressed which required us to increase our logistics costs even more than expected.”

“As 2015 gets underway, we remain cautiously optimistic that headset attach rates for the Xbox One and Playstation 4 platforms will accelerate from current levels based on strong next generation console sales. We are confident that our industry leading product line up has us well positioned to benefit from improving trends,” concluded Mr. Stark. “We are also excited about capitalizing on the multiple market opportunities for our disruptive HyperSound audio technology including further commercial retail deployments and the hearing health product we will launch later this year.”

*According to sales tracking data from The NPD Group, Inc. for the $200 and above and $49 and below price categories.

Conferences

As a reminder, Chief Executive Officer, Juergen Stark and Chief Financial Officer, John Hanson are presenting at the 17th Annual ICR XChange Conference at 10:30 am ET on Tuesday, January 13, 2015 and the 17th Annual Needham Growth Conference at 3:30 pm ET on Wednesday, January 14, 2015.

The audio portion of both presentations will be webcast live over the internet and can be accessed under the Investor Relations section at www.turtlebeachcorp.com. An online archive will be available for a period of 90 days following the presentation.

About Turtle Beach Corporation

Turtle Beach Corporation (TurtleBeachCorp.com) designs audio products for consumer, commercial and healthcare markets. Under the brand Turtle Beach (TurtleBeach.com), the company markets premium headsets for use with video game consoles, including officially-licensed headsets for the next-generation Xbox One and PlayStation®4, personal computers and mobile devices. Under the brand HyperSound® (HyperSound.com), the company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The Company’s shares are traded on the NASDAQ Exchange under the symbol NASDAQ:HEAR.

For more information:

David Lowey

Director of Corporate Communications

Turtle Beach Corporation

David.Lowey@turtlebeach.com

+1-914-844-2759

Anne Rakunas

Investor Relations

ICR

Anne.Rakunas@icrinc.com

+1-310-954-1113